Exhibit No. 32.1

CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER CERTIFICATIONS UNDER RULE 13a-14(b) OF THE EXCHANGE ACT

Pursuant to Rule 13a-14(b) of the Securities Exchange Act of 1934, each of the undersigned certifies that this periodic report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in this periodic report fairly presents, in all material respects, the financial condition and results of operations of BNCCORP, Inc. and Subsidiaries.

BNCCORP, Inc.
Date:	August 10, 2007	By	/s/ Gregory K. Cleveland
Gregory K. Cleveland
President and Chief Executive Officer

		By	/s/ Timothy J. Franz
Timothy J. Franz
Chief Financial Officer